Exhibit 14.8

NYSE Arca
Domestic Company
Annual CEO Certification
(Rule 5.3(m))

As the Chief Executive Officer of The Fairchild Corporation, and as required by Rule 5.3(m) of NYSE Arca Equities, Inc. (“NYSE Arca”), I hereby certify that as of the date hereof I am not aware of any violation by the Company of Arca’s Corporate Governance listing standards, other than has been disclosed to NYSE Arca pursuant to Rule 5.3(m) and described on Exhibit C to the Company’s Rule 5.3(k)(5)(D) Annual Written Affirmation.

By:	/s/ JEFFREY STEINER

Print Name:	Jeffrey J. Steiner

Title:	Chairman and Chief Executive Officer

Certification Is:	Without Qualification

Date:	March 24, 2006